Exhibit 7

Indicative Term Sheet

November 15, 2024

This Indicative Term Sheet is non-binding and for discussion purposes only with respect to a proposed transaction (the Transaction) between Anghami, Inc. and OSN Streaming Limited, and it does not constitute or give rise to any legally binding commitment (nor does it constitute an offer to enter into a legally binding commitment) except as set forth in the “Confidentiality” and “Governing Law” provisions below (which shall be binding on the parties hereto). The proposed Transaction is subject to the negotiation and execution of definitive transaction documents (Definitive Agreements). No party shall have any liability or obligation of any kind to proceed with the proposed Transaction or any similar transaction unless and until a Definitive Agreement has been executed.

1. Borrower

Anghami Inc., a Cayman Islands exempted company established on March 1, 2021, with its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, whose ordinary shares are currently traded on The Nasdaq Stock Market LLC (Nasdaq) under the symbol “ANGH” (Anghami).

2. Lender

OSN Streaming Limited (OSN), a Cayman Islands exempted company, with company number 404857, established on November 16, 2023, with its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 and/or such other entity designated by OSN.

(Each of the Lender and the Borrower will be referred to individually as a Party and collectively as the Parties.)

3. Facility Type	Fixed Rate Private Convertible Term Notes due 2027 (Notes).
4. Maturity Period	36 months from the date of issuance of the first Note (Maturity).
5. Currency	US Dollars (USD) ($).
6. Principal Amount / Availability Period

Minimum Amount: USD 12,000,000.

Maximum Amount: Lender may at its sole option increase the Principal Amount to up to USD 55,000,000 in aggregate within 18 months of closing on the first Note (Availability Period), effected via one or more additional Notes.

7. Purpose	Working capital, growth, and other general corporate purposes.

8. PIK Interest

Borrower shall pay to Lender interest at 11.0% per annum on the outstanding Principal Amount of each Note issued payable only in kind (the PIK Interest).

The PIK Interest shall not be paid in cash, but instead shall be automatically capitalised on a monthly basis and added to and deemed to be part of the outstanding Principal Amount of such Note.

9. Conversion / Conversion Price

At any time prior to Maturity, the Lender may require the Borrower to convert any portion of the outstanding Principal Amount of any Notes issued, including any PIK Interest capitalized and added thereto, and any accrued and unpaid PIK Interest thereon, into ordinary shares of the Borrower at a conversion price as specified below:

•	for any conversion upon the election of the Lender within the 12-month period following the first Note’s issuance date (Year 1) – at $2.50 per share;

•	for any conversion upon the election of the Lender within the 12-month period following the end of Year 1 (Year 2) - at $2.75 per share; and

•	for any conversion upon the election of the Lender within the 12-month period following the end of Year 2 to Maturity - at $3.00 per share.

Upon Maturity, the outstanding Principal Amount of any Notes issued, including any PIK Interest capitalized and added thereto, that has not been converted prior to Maturity, shall automatically convert into ordinary shares of the Borrower at $3.00 per share.

10. Ranking

The Notes will be the Borrower’s senior unsecured obligations and so will rank senior in right of payment to any of the Borrower’s existing and future financial indebtedness (except for Permitted Financial Indebtedness as defined below).

11. Covenants

-      The Borrower is allowed to raise in working capital loans and/or receivables financing (Permitted Financial Indebtedness) in the maximum amount that equals to the sum of:

(i)            USD 20,000,000; PLUS

(ii)           the difference between: (a) the aggregate Principal Amount (excluding for the purposes of this clause (ii) of Section 11 only, any capitalised PIK Interest) funded by the Lender through one or more Notes as of the date that such financing is raised; and (b) the Maximum Amount (such difference, the Additional Financing Amount);

provided that the Additional Financing Amount shall only constitute Permitted Financial Indebtedness if (i) it is deemed necessary by the board of directors of the Borrower (the Board) to implement the Borrower’s then applicable Board-approved business plan, and (ii) the Borrower has first submitted to the Lender a financing request for the Additional Financing Amount or a portion thereof, and the Lender has declined to fund.

-      The Borrower is required to make all public filings required under US securities law. If at any point prior to the Maturity, Borrower is no longer subject to the requirement of the US securities laws and/or Nasdaq to file publicly its financial statement, Borrower will provide its annual audited financial statements and half-year unaudited financial statement to Lender.

-       The Borrower is required to keep current and remain in compliance with applicable law, including SEC regulations applicable to a foreign private issuer.

12. Default

If an event of default with respect to the Note(s) occurs, Lender may, upon satisfaction of certain conditions, accelerate the outstanding Principal Amount of the Notes issued, including any PIK interest capitalized and added thereto, and any accrued and unpaid PIK Interest thereon.

In addition, the outstanding Principal Amount of the Notes issued, including any PIK interest capitalized and added thereto, and any accrued and unpaid PIK Interest thereon will automatically become due and payable in the case of certain events of bankruptcy or insolvency as a senior unsecured obligation and will rank pari passu with the Permitted Financial Indebtedness.

13. Governing Law	Cayman Islands.
14. Conversion Price Protection

The Notes will include a customary antidilution mechanism pursuant to which the conversion price will be adjusted for share splits and certain other dilutive events as more fully described in the Notes final agreement.

15. Registration Rights	Borrower will provide registration rights to Lender customary for a transaction of this type.

16. Consent Rights

-      The terms of the Notes may not be amended except in writing executed by the Borrower and the Lender.

-      The Borrower shall not, without the consent of the Lender:

o      assume, incur, or otherwise enter into any indebtedness other than as per the terms of the Permitted Indebtedness

o      amend its governing documents in any way that materially adversely affects the rights of the Lender

o      repay, repurchase, or offer to repay or repurchase more than a de minimis number of its ordinary shares or equivalents thereof, other than in relation to the conversion or repurchases from departing officers and directors of the Borrower (provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of the Notes)

o      repay, repurchase, or offer to repay or repurchase any indebtedness for borrowed money of any kind incurred after the original issue date or held by any related party or affiliate of Borrower; except as per the terms of the Permitted Indebtedness

o      pay cash dividends on any of its equity securities

o      enter into any transaction with any affiliates or related parties

o      permit its consolidated cash balance to drop below $1,000,000 at any time

o      lower the exercise price of any existing warrants

-        The Notes may not be assigned by the Borrower without the prior written consent of the Lender.

-        The Notes may not be assigned by the Lender without the prior written consent of the Borrower.

17. Confidentiality

The contents of this Term Sheet and the transactions contemplated herein are of a strictly confidential nature and may not be disclosed to any third party except financial and legal advisors of the Lender and the Borrower, the members of the board of directors of each of the Lender and of the Borrower and except insofar as applicable law, regulations, legal process or the rules or requirements of any relevant securities, regulatory authority or stock exchange require the disclosure of this Agreement or its content (each a “Required Disclosure”). Prior to any Required Disclosure, the Party that is required to make the disclosure shall inform the other Party to the extent reasonably possible and permissible. The Parties will use their reasonable best efforts to coordinate any disclosure, including any Required Disclosure, such that the information being provided is consistent as to scope and content.

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